UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-238994

CORE-MARK HOLDING COMPANY, LLC

(Exact name of registrant as specified in its charter)

Delaware	20-1489747
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1500 Solana Blvd., Suite 3400

Westlake, Texas 76262

(940) 293-8600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. Brent King

Senior Vice President, General Counsel and Secretary

Core-Mark Holding Company, LLC

c/o Performance Food Group Company

12500 West Creek Parkway

Richmond, Virginia 23238

Telephone Number: (804) 484-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please address a copy of all communications to:

Jeremy London

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, DC 20005

(202) 371-7535

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Table of Additional Registrant Guarantors

Name	State of jurisdiction of incorporation or organization	IRS Employer Identification Number
Core-Mark International, Inc.	Delaware	91-1295550
Core-Mark Midcontinent, Inc.	Arkansas	74-2354997
Core-Mark Interrelated Companies, Inc.	California	94-2317385
Core-Mark Distributors, Inc.	Georgia	58-1095258

DEREGISTRATION OF SECURITIES

Core-Mark Holding Company, LLC, a Delaware limited liability company (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) this post-effective amendment (the “Post-Effective Amendment”) to deregister all securities of the Registrant (the “Securities”), previously registered under the following Registration Statement on Form S-3 (the “Registration Statement”), together with any and all plan interests and other securities registered thereunder: Registration Statement No. 333-238994, filed on June 5, 2020.

On September 1, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 17, 2021, by and among the Registrant, Performance Food Group Company, a Delaware corporation (“PFG”), Longhorn Merger Sub I, Inc., a Delaware corporation, and Longhorn Merger Sub II, LLC, a Delaware limited liability company, the Registrant was acquired by PFG (the “Transaction”). As a result of the Transaction, the Registrant has terminated all offerings and sales pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, Virginia, on September 1, 2021.

Core-Mark Holding Company, LLC

By:	/s/ A. Brent King
Name: A. Brent King
Title: Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign these Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.